Exhibit 99.1
November 20, 2008
Dear Fellow Shareholders:
These are difficult times for our shareholders, customers and our communities. While the economic crisis far outdistances the local boundaries of Washington Banking Company (“WBCO”) and the individual regions we serve, we understand there are many concerns surrounding the global situation and our economy. In this letter we’ll address several questions that have been asked by shareholders, knowing well that these are areas of general interest to all of our shareholders and customers.
First, we would like to share with you our relatively good financial results for the quarter ended September 30, 2008. Given the recent turmoil in the banking industry many financial institutions continue to struggle, but Washington Banking Company’s third quarter results were very solid. While our earnings were down year-over-year, our company maintained strong capital ratios in conjunction with another profitable operating quarter.
•	The Company earned $1.9 million, or $0.20 per diluted share during the third quarter, compared to $2.8 million, or $0.30 per diluted share during the third quarter last year;

•	for the nine-month period ended September 30, 2008, net income was $6.7 million, or $0.70 per diluted share, compared to $7.5 million, or $0.79 per diluted share for the first nine months of 2007;

•	total assets exceeded $912 million with total loans at $823.1 million and total deposits of $784 million at September 30, 2008.
Other significant performance ratios for the 2008 third quarter included:
•	Nonperforming Assets to Total Assets at 0.50%;

•	Allowance for Loan Losses to Loans at 1.40%;

•	Net Interest Margin at 4.62%;

•	Efficiency Ratio at 65.26%; or 58.19% excluding unusual one time charges;

•	Total Risk-Based Capital Ratio at 13.06%.
We believe that our performance ratios and financial results are all impressive numbers in relationship to industry averages for the same periods.
Here are some of the questions that have been asked by our shareholders recently:
I understand that many financial institutions have cut back or eliminated the payment of cash dividends to preserve capital. Are there plans for any reductions in dividend payments at WBCO?
The Company anticipates continued payment of quarterly cash dividends, as we believe the dividend is an enhancement for our shareholders. We have consistently paid a quarterly dividend to our shareholders since going public in 1998. The current quarterly payment of $0.065 per share represents a 3.20% annual yield based upon our October 31, 2008 stock closing price. It is important to note that although it is our intent to continue to pay cash dividends, the ability of the Company to pay dividends depends on the profitability of the our primary subsidiary, Whidbey Island Bank, the need to retain or increase capital, and dividend restrictions imposed on the Bank by applicable banking laws, so we cannot guarantee that dividends will not be reduced or eliminated in the future.
Since WBCO appears to be doing better than most financial institutions in this trying environment, why doesn’t the WBCO stock price represent that increased valuation compared to industry performances?
Unfortunately, virtually all financial stocks are out of favor with the investment community, and even though our financial numbers have not been as negatively impacted as the industry average, we are being painted with the same brush as companies who are not performing as well. Additionally, due to the proposed merger with Frontier Financial, analysts who were writing research on WBCO dropped coverage of our stock in anticipation of the merger. Once the merger was terminated, WBCO was without analyst coverage and had relatively limited trading activity. Management continues to be active with its investor relations program in an effort to regain market visibility in support of our Company’s excellent performance. To date, we have been unsuccessful in obtaining analyst coverage. While we believe that WBCO has one of the best financial stories to tell, we also believe that it continues to fly under the radar screen of most investors.
The economic crisis is affecting all financial institutions, although not to the same degree. How has Washington Banking Company been affected by these events?
The roots of the financial crisis began in the housing industry. Low interest rates and a large inflow of foreign funds helped create easy credit conditions. As property values rapidly increased, homeowners used equity as collateral and the US household debt grew at an alarming rate. Some banks, and other mortgage-related entities, increased their lending substantially to the housing industry, resulting in greater profits and rapid balance sheet expansion — at least in the short term.
Washington Banking Company, through Whidbey Island Bank, has always maintained a well-rounded community lending philosophy and did not place emphasis on the housing industry. While this philosophy may have cost us market share during the boom, it allowed our Company to maintain a high level of profitability and a strong balance sheet. We did not engage in subprime lending or in overly aggressive lending to the housing industry, and today we have a very healthy capital position, well in excess of regulatory requirements.
With housing prices on the decline and interest rates beginning to rise, more homeowners may be at risk of default and foreclosure. Management believes that Whidbey Island Bank adhered to proven and consistent underwriting standards throughout the growth period. Our lending practice on home equity loans includes limiting advance ratios to provide equity margin protection against possible downside valuations within the real estate industry. We expect this knowledgeable and experienced management approach to the real estate crisis to minimize the overall effect on our loan portfolio and on the bank.
What is the intent of the “Bailout Legislation” and what affect will it have on Washington Banking Company?
The actions were taken by Congress in an attempt to stimulate economic growth and inspire confidence in the financial markets. WBCO is eligible to apply for funding under the Troubled Assets Relief Program (“TARP”.) Since receipt of funds under the TARP will pose restrictions on our operations, we submitted our application and — assuming approval — will decide later whether to accept funding. If any funds are accepted, we expect it would be used for added capital reserves and to provide flexibility for our future business plans.
As shareholders, what thoughts should we take away regarding the economic crisis and our investment in WBCO?
Of primary importance for our shareholders is the consistent and profitable performance of Washington Banking Company. We have maintained a solid capital position and a low level of nonperforming loans, resulting in one of the top performing banks in the Pacific Northwest. Although we didn’t grow as fast as some other financial institutions during the boom, we attempted to take care of our balance sheet, providing our shareholders the comfort and stability of a strong investment that continues today to pay a respectable dividend even during troubled times.
While we realize that this crisis has yet to run its course and that further deterioration is likely, we believe that we have maintained a balanced and consistent management philosophy that will sustain the Company through these challenging times. We remain committed to our mission statement, core values and the communities we serve. Our focus remains on providing a high level of customer service with a strong community commitment as a “trusted advisor” and “knowledgeable resource” for the customers we serve.
Thank you for your continued support of Washington Banking Company. We hope that we have demonstrated that our balanced and consistent management style based upon a long-term dedication to our communities has positioned us well for success today and in the future.
Sincerely,
/s/ John L. (Jack) Wagner
John L. (Jack) Wagner, President & CEO
P.S. You should have received a Notice of Annual Meeting of Shareholders for the 2008 annual meeting to be held on December 11, 2008. If you have not yet returned your proxy, we encourage you to do so, even if you plan to attend the meeting. The proxy may be revoked at any time prior to its exercise.
This shareholder letter may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
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